OMB APPROVAL
OMB Number:	3235-0360
Expires:	February 28, 2018
Estimated average burden
hours per response	2.0

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:				Date examination completed:

811-21295				April 30, 2015
2. State identification Number:
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:

JPMorgan Trust I
4. Address of principal executive office (number, street, city, state, zip code):

270 Park Avenue, New York, NY 10017

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.	All items must be completed by the investment company.

2.	Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3.	Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission’s principal office in Washington, D.C., one copy with the regional office for the region in which the investment company’s principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

SEC 2198 (04-09)

SECís Collection of Information

An agency may not conduct or sponsor, and a person is not required to respond to, a collection of information unless it displays a currently valid OMB control number. Filing of Form N-17f-2 is mandatory for an investment company that has custody of securities or similar investments. Rule 17f-2 under section 17(f) of the Investment Company Act of 1940 requires the investment company to retain an independent public accountant to verify the companyís securities and similar investments by actual examination three times during each fiscal year. The accountant must prepare a certificate stating that the examination has occurred and describing the examination, and must transmit the certificate to the Commission with Form N-17f-2 as a cover sheet. The Commission uses the Form to ensure that the certificate is properly attributed to the investment company. The Commission estimates that the burden of completing Form N-17f-2 is approximately 1.0 hours per filing. Any member of the public may direct to the Commission any comments concerning the accuracy of the burden estimate of this Form, and any suggestions for reducing this burden. This collection of information has been reviewed by the Office of Management and Budget in accordance with the clearance requirements of 44 U.S.C. ß 3507. Responses to this collection of information will not be kept confidential.

2

Report of Independent Registered Public Accounting Firm

To the Board of Trustees of JPMorgan Trust I:

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each fund listed in Appendix A (each a separate fund of JPMorgan Trust I) (the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of April 30, 2015. Management is responsible for the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 30, 2015, and with respect to agreement of security purchases and sales, for the period from our last examination date (as detailed in Appendix A) through April 30, 2015:

•	Reconciliation of all securities shown on the books and records of the Funds to the statements from J.P. Morgan Chase Bank, N.A. (the “Custodian”);

•	Count and inspection of all securities located in the vault of the Custodian at 4 Chase Metrotech Center, New York, NY 11245 without prior notice to management;

•	Confirmation of all securities of the Funds held at the Depository Trust Company and the Federal Reserve Bank of New York in book entry form and review of the reconciliation procedures performed by the Custodian at an omnibus level between the depositories and the books and records of the Custodian;

•	Confirmation of security positions held by the Custodian at foreign sub-custodians and review of the reconciliation procedures performed by the Custodian at an omnibus level between the foreign sub-custodians and the books and records of the Custodian;

•	Agreement of 3 security purchases and 3 security sales or maturities since our last report from the books and records of the Funds to broker confirmations or, where broker replies were not received, the application of alternative procedures; and

•	Confirmation of all repurchase agreements with brokers/banks or, where replies were not received, the application of alternative procedures.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with specified requirements.

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2015 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

This report is intended solely for the information and use of management and the Board of Trustees of JPMorgan Trust I and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 6, 2016

2 of 5

Appendix A

Fund name	Last examination date
JPMorgan 100% U.S. Treasury Securities Money Market Fund	February 28, 2015
JPMorgan Access Balanced Fund	June 30, 2014
JPMorgan Access Growth Fund	June 30, 2014
JPMorgan Asia Pacific Fund	October 31, 2014
JPMorgan California Municipal Money Market Fund	February 28, 2015
JPMorgan California Tax Free Bond Fund	February 28, 2015
JPMorgan China Region Fund	October 31, 2014
JPMorgan Commodities Strategy Fund	October 31, 2014
JPMorgan Corporate Bond Fund	February 28, 2015
JPMorgan Current Income Fund	February 28, 2015
JPMorgan Current Yield Money Market Fund	February 28, 2015
JPMorgan Disciplined Equity Fund	June 30, 2014
JPMorgan Diversified Fund	June 30, 2014
JPMorgan Diversified Real Return Fund	August 31, 2014
JPMorgan Dynamic Growth Fund	June 30, 2014
JPMorgan Dynamic Small Cap Growth Fund	June 30, 2014
JPMorgan Emerging Economies Fund	October 31, 2014
JPMorgan Emerging Markets Corporate Debt Fund	February 28, 2015
JPMorgan Emerging Markets Debt Fund	February 28, 2015
JPMorgan Emerging Markets Equity Fund	October 31, 2014
JPMorgan Emerging Markets Equity Income Fund	N/A (commenced 12/12/14)
JPMorgan Emerging Markets Local Currency Debt Fund	October 31, 2014
JPMorgan Equity Focus Fund	June 30, 2014
JPMorgan Europe Research Enhanced Equity Fund	October 31, 2014
JPMorgan Federal Money Market Fund	February 28, 2015
JPMorgan Floating Rate Income Fund	August 31, 2014
JPMorgan Global Allocation Fund	October 31, 2014
JPMorgan Global Bond Opportunities Fund	August 31, 2014
JPMorgan Global Natural Resources Fund	October 31, 2014
JPMorgan Global Research Enhanced Index Fund	October 31, 2014
JPMorgan Global Unconstrained Equity Fund	October 31, 2014
JPMorgan Growth & Income Fund	June 30, 2014
JPMorgan Hedged Equity Fund	June 30, 2014
JPMorgan Income Builder Fund	October 31, 2014
JPMorgan Income Fund	February 28, 2015
JPMorgan Inflation Managed Bond Fund	February 28, 2015
JPMorgan Intermediate Tax Free Bond Fund	February 28, 2015
JPMorgan International Currency Income Fund	October 31, 2014
JPMorgan International Equity Fund	October 31, 2014

3 of 5

JPMorgan International Equity Income Fund	October 31, 2014
JPMorgan International Opportunities Fund	October 31, 2014
JPMorgan International Unconstrained Equity Fund	October 31, 2014
JPMorgan International Value Fund	October 31, 2014
JPMorgan International Value SMA Fund	October 31, 2014
JPMorgan Intrepid Advantage Fund	June 30, 2014
JPMorgan Intrepid America Fund	June 30, 2014
JPMorgan Intrepid European Fund	October 31, 2014
JPMorgan Intrepid Growth Fund	June 30, 2014
JPMorgan Intrepid International Fund	October 31, 2014
JPMorgan Intrepid Value Fund	June 30, 2014
JPMorgan Latin America Fund	October 31, 2014
JPMorgan Managed Income Fund	February 28, 2015
JPMorgan Market Neutral Fund	October 31, 2014
JPMorgan Mid Cap Equity Fund	June 30, 2014
JPMorgan New York Municipal Money Market Fund	February 28, 2015
JPMorgan New York Tax Free Bond Fund	February 28, 2015
JPMorgan Opportunistic Equity Long/Short Fund	October 31, 2014
JPMorgan Prime Money Market Fund	February 28, 2015
JPMorgan Real Return Fund	February 28, 2015
JPMorgan Research Equity Long/Short Fund	October 31, 2014
JPMorgan Research Market Neutral Fund	October 31, 2014
JPMorgan Short Duration High Yield Fund	February 28, 2015
JPMorgan Small Cap Core Fund	June 30, 2014
JPMorgan Small Cap Equity Fund	June 30, 2014
JPMorgan SmartAllocation Equity Fund	June 30, 2014
JPMorgan SmartAllocation Income Fund	February 28, 2015
JPMorgan SmartRetirement Blend 2015 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2020 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2025 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2030 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2035 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2040 Fund	June 30, 2014

4 of 5

JPMorgan SmartRetirement Blend 2045 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2050 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2055 Fund	June 30, 2014
JPMorgan SmartRetirement Blend Income Fund	June 30, 2014
JPMorgan Strategic Income Opportunities Fund	February 28, 2015
JPMorgan Systematic Alpha Fund	October 31, 2014
JPMorgan Tax Aware Equity Fund	October 31, 2014
JPMorgan Tax Aware High Income Fund	February 28, 2015
JPMorgan Tax Aware Income Opportunities Fund	February 28, 2015
JPMorgan Tax Aware Real Return Fund	October 31, 2014
JPMorgan Tax Aware Real Return SMA Fund	October 31, 2014
JPMorgan Tax Free Money Market Fund	February 28, 2015
JPMorgan Total Emerging Markets Fund	October 31, 2014
JPMorgan Total Return Fund	February 28, 2015
JPMorgan U.S. Dynamic Plus Fund	June 30, 2014
JPMorgan U.S. Equity Fund	June 30, 2014
JPMorgan U.S. Large Cap Core Plus Fund	June 30, 2014
JPMorgan U.S. Research Equity Plus Fund	June 30, 2014
JPMorgan U.S. Small Company Fund	June 30, 2014
JPMorgan Unconstrained Debt Fund	February 28, 2015
JPMorgan Value Advantage Fund	June 30, 2014
Security Capital U.S. Core Real Estate Securities Fund	December 31, 2014

5 of 5

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A (each a separate fund of JPMorgan Trust I) (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of April 30, 2015, and from the last examination date (as detailed in Appendix A) through April 30, 2015.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2015, and from the last examination date (as detailed in Appendix A) through April 30, 2015, with respect to securities reflected in the investment accounts of the Funds.

JPMorgan Trust I

By:	/s/ Joseph Parascondola
Mr. Joseph Parascondola
Assistant Treasurer

April 6, 2016
Date

Appendix A

Fund	Last examination date
JPMorgan 100% U.S. Treasury Securities Money Market Fund	February 28, 2015
JPMorgan Access Balanced Fund	June 30, 2014
JPMorgan Access Growth Fund	June 30, 2014
JPMorgan Asia Pacific Fund	October 31, 2014
JPMorgan California Municipal Money Market Fund	February 28, 2015
JPMorgan California Tax Free Bond Fund	February 28, 2015
JPMorgan China Region Fund	October 31, 2014
JPMorgan Commodities Strategy Fund	October 31, 2014
JPMorgan Corporate Bond Fund	February 28, 2015
JPMorgan Current Income Fund	February 28, 2015
JPMorgan Current Yield Money Market Fund	February 28, 2015
JPMorgan Disciplined Equity Fund	June 30, 2014
JPMorgan Diversified Fund	June 30, 2014
JPMorgan Diversified Real Return Fund	August 31, 2014
JPMorgan Dynamic Growth Fund	June 30, 2014
JPMorgan Dynamic Small Cap Growth Fund	June 30, 2014
JPMorgan Emerging Economies Fund	October 31, 2014
JPMorgan Emerging Markets Corporate Debt Fund	February 28, 2015
JPMorgan Emerging Markets Debt Fund	February 28, 2015
JPMorgan Emerging Markets Equity Fund	October 31, 2014
JPMorgan Emerging Markets Equity Income Fund	N/A (commenced 12/12/14)
JPMorgan Emerging Markets Local Currency Debt Fund	October 31, 2014
JPMorgan Equity Focus Fund	June 30, 2014
JPMorgan Europe Research Enhanced Equity Fund	October 31, 2014
JPMorgan Federal Money Market Fund	February 28, 2015
JPMorgan Floating Rate Income Fund	August 31, 2014
JPMorgan Global Allocation Fund	October 31, 2014
JPMorgan Global Bond Opportunities Fund	August 31, 2014
JPMorgan Global Natural Resources Fund	October 31, 2014
JPMorgan Global Research Enhanced Index Fund	October 31, 2014
JPMorgan Global Unconstrained Equity Fund	October 31, 2014
JPMorgan Growth & Income Fund	June 30, 2014
JPMorgan Hedged Equity Fund	June 30, 2014
JPMorgan Income Builder Fund	October 31, 2014
JPMorgan Income Fund	February 28, 2015
JPMorgan Inflation Managed Bond Fund	February 28, 2015
JPMorgan Intermediate Tax Free Bond Fund	February 28, 2015
JPMorgan International Currency Income Fund	October 31, 2014
JPMorgan International Equity Fund	October 31, 2014
JPMorgan International Equity Income Fund	October 31, 2014
JPMorgan International Opportunities Fund	October 31, 2014
JPMorgan International Unconstrained Equity Fund	October 31, 2014

JPMorgan International Value Fund	October 31, 2014
JPMorgan International Value SMA Fund	October 31, 2014
JPMorgan Intrepid Advantage Fund	June 30, 2014
JPMorgan Intrepid America Fund	June 30, 2014
JPMorgan Intrepid European Fund	October 31, 2014
JPMorgan Intrepid Growth Fund	June 30, 2014
JPMorgan Intrepid International Fund	October 31, 2014
JPMorgan Intrepid Value Fund	June 30, 2014
JPMorgan Latin America Fund	October 31, 2014
JPMorgan Managed Income Fund	February 28, 2015
JPMorgan Market Neutral Fund	October 31, 2014
JPMorgan Mid Cap Equity Fund	June 30, 2014
JPMorgan New York Municipal Money Market Fund	February 28, 2015
JPMorgan New York Tax Free Bond Fund	February 28, 2015
JPMorgan Opportunistic Equity Long/Short Fund	October 31, 2014
JPMorgan Prime Money Market Fund	February 28, 2015
JPMorgan Real Return Fund	February 28, 2015
JPMorgan Research Equity Long/Short Fund	October 31, 2014
JPMorgan Research Market Neutral Fund	October 31, 2014
JPMorgan Short Duration High Yield Fund	February 28, 2015
JPMorgan Small Cap Core Fund	June 30, 2014
JPMorgan Small Cap Equity Fund	June 30, 2014
JPMorgan SmartAllocation Equity Fund	June 30, 2014
JPMorgan SmartAllocation Income Fund	February 28, 2015
JPMorgan SmartRetirement Blend 2015 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2020 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2025 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2030 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2035 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2040 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2045 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2050 Fund	June 30, 2014
JPMorgan SmartRetirement Blend 2055 Fund	June 30, 2014
JPMorgan SmartRetirement Blend Income Fund	June 30, 2014

JPMorgan Strategic Income Opportunities Fund	February 28, 2015
JPMorgan Systematic Alpha Fund	October 31, 2014
JPMorgan Tax Aware Equity Fund	October 31, 2014
JPMorgan Tax Aware High Income Fund	February 28, 2015
JPMorgan Tax Aware Income Opportunities Fund	February 28, 2015
JPMorgan Tax Aware Real Return Fund	October 31, 2014
JPMorgan Tax Aware Real Return SMA Fund	October 31, 2014
JPMorgan Tax Free Money Market Fund	February 28, 2015
JPMorgan Total Emerging Markets Fund	October 31, 2014
JPMorgan Total Return Fund	February 28, 2015
JPMorgan U.S. Dynamic Plus Fund	June 30, 2014
JPMorgan U.S. Equity Fund	June 30, 2014
JPMorgan U.S. Large Cap Core Plus Fund	June 30, 2014
JPMorgan U.S. Research Equity Plus Fund	June 30, 2014
JPMorgan U.S. Small Company Fund	June 30, 2014
JPMorgan Unconstrained Debt Fund	February 28, 2015
JPMorgan Value Advantage Fund	June 30, 2014
Security Capital U.S. Core Real Estate Securities Fund	December 31, 2014